Exhibit 99.1


                          PRESS RELEASE


FOR IMMEDIATE RELEASE                                  CONTACT:

Titanium Metals Corporation                            J. Landis Martin
1999 Broadway, Suite 4300                              Chief Executive Officer
Denver, Colorado   80202                               (303) 291-5600


       TIMET AND TOHO TITANIUM ANNOUNCE STRATEGIC ALLIANCE


     DENVER, COLORADO . . . October 8, 1998 . . . At the annual meeting of the International Titanium Association being held this week, Titanium Metals Corporation ("TIMET") (NYSE: TIE) and Toho Titanium Company, Ltd. announced that they had signed agreements in principle to form a broad-based strategic alliance. The alliance is aimed at expanding the titanium market generally and, in particular, promoting the development of lower cost production technologies that are intended to encourage the development of new applications for titanium and greater market penetration into uses that have traditionally gone to other, lower cost materials.

     The alliance will include the formation of a hearth melting joint venture in Japan, a long-term agreement under which Toho would become a principal outside supplier to TIMET of high purity, super purity and premium grade titanium sponge, the provision of mutual support in technology and business development activities, and an agreement regarding mutual board representation.
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Implementation of the alliance is subject to, among other things, the negotiation and completion of final documentation and the receipt of any necessary regulatory or other third-party approvals.

     In connection with the formation of this alliance, TIMET also entered into definitive agreements to purchase from Nippon Mining & Metals Co., Ltd. and Mitsui & Co., Ltd., two major shareholders of Toho, an aggregate of 1.5 million shares of Toho common stock, representing approximately 5% of the shares outstanding. TIMET currently plans to purchase up to a total of 10% through additional open market purchases. These agreements are subject to, among other things, completion of the documentation relating to the strategic alliance and receipt of any necessary regulatory or other third-party approvals.

     Toho Titanium, headquartered in Chigasaki, Japan, is a major Japanese supplier of titanium sponge and ingot.

     TIMET, headquartered in Denver, Colorado, is a leading worldwide integrated producer of titanium metal products. Information about TIMET is available on the worldwide web at http://www.timet.com.

     The statements in this release relating to matters that are not historical facts are forward looking statements that involve risks and uncertainties, including but not limited to, the cyclicality of the commercial aerospace industry, future global economic conditions, global productive capacity, competitive products, and other risks and uncertainties included in TIMET's filings with the Securities and Exchange Commission.

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